8% SERIES B UNSECURED CONVERTIBLE DEBENTURE

      NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

No. B-1                                                           US $500,000

                                  AIRTRAX, INC.

                   8% SERIES B UNSECURED CONVERTIBLE DEBENTURE
                                DUE MAY 31, 2007



          THIS DEBENTURE is issued by Airtrax, Inc., a corporation organized and existing under the laws of the State of New Jersey (the "Company"), pursuant to an 8% Series B Unsecured Convertible Debenture and Warrants Purchase Agreement dated May 31, 2005 (the "Purchase Agreement"), and is designated as its 8% Series B Unsecured Convertible Debenture Due May 31, 2007 (the "Debenture"). This Debenture has been executed and delivered pursuant to the Purchase Agreement and is subject to the terms and conditions of the Purchase Agreement, which are, by this reference, incorporated herein and made a part hereof. In the event of any conflict between the terms of this Debenture and the Purchase Agreement, the Purchase Agreement shall control. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

          FOR VALUE RECEIVED, the Company promises to pay to Excalibur Limited Partnership or permitted assigns (the "Holder"), the principal sum of Five Hundred Thousand Dollars (US $500,000) on May 31, 2007 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time quarterly in arrears at the rate of 8% per annum accruing from the Issue Date. Accrual of interest shall commence on the Issue Date and continue until payment in full of the principal sum has been made or duly provided for. Interest shall be payable quarterly, on March 31, June 30, September 30 and December 31 of each year (with the first installment of interest due and payable on June 30, 2005), and shall be computed on the basis of a 365-day year for the actual number of days elapsed. If any interest payment date or the Maturity Date is not a business day in the State of New Jersey, then such payment shall be made on the next succeeding business day. The interest on this Debenture is payable, at the Company's option, in cash or shares of Common Stock of the Company at the address last appearing on the Debenture register of the Company (the "Debenture Register") as designated in writing by the Holder from time to time. The number of shares of Common Stock to be paid as interest shall be valued and computed using the Conversion Price on the Trading Day prior to the date interest is due.

Provided there then exists no Event of Default under this Debenture, the principal of and any accrued but unpaid interest due under this Debenture on the Maturity Date shall automatically be converted into shares of Common Stock on the Maturity Date at the then applicable Conversion Price, such shares to be delivered to the registered holder of this Debenture and addressed to such holder at the last address appearing on the Debenture Register.


          This Debenture is subject to the following additional provisions:

     (1) Tax Withholding. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

     (2) Transfer Restrictions. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Act, and other applicable state and foreign securities laws. The Holder shall deliver written notice to the Company of any proposed transfer of this Debenture. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

     (3) Conversion.

          (a) Holders Right to Convert. The Holder of this Debenture is entitled, at its option, to convert at any time commencing after the Issue Date, the principal amount of this Debenture or any portion thereof, together with accrued but unpaid interest, into shares of Common Stock of the Company ("Conversion Shares") at a conversion price for each share of Common Stock ("Conversion Price") of $1.30.

          (b) Mandatory Conversion. So long as a Registration Statement covering the resale of all the shares of Common Stock issued or issuable upon conversion of this Debenture is effective (but only for so long as such Registration Statement is required to remain effective), at the option of the Company, upon at least three (3) (and not more than ten (10)) Trading Days' notice, the Company may force conversion of the Debenture subject to satisfaction of the following conditions:


               i. The closing bid price of the Company's Common Stock on its Principal Market must be above $2.59 per share (as adjusted for any stock splits, stock dividends or similar transactions) for at least ten (10) consecutive Trading Days immediately preceding the date of notice of the forced conversion; and

               ii. The average daily trading volume of the Company's Common Stock on its Principal Market must be at least 100,000 shares (as adjusted for any stock splits, stock dividends or similar transactions) during the ten (10) consecutive Trading Days immediately preceding the date of notice of the forced conversion.

In addition, subject to the foregoing conditions set forth in subsections 3(b)i and 3(b)ii above and subject to the foregoing notice provisions, the Company shall also have the right to force conversion of up to that portion of principal and accrued interest under the Debenture for which the number of shares of Common Stock issuable thereunder could then be sold during a 90-day period without restriction pursuant to Rule 144 of the Securities Act of 1933, as amended.

     (4) Company Redemption Rights. The Company shall have the right to deliver to the Holder a written notice of the Company's intent to redeem any portion or the entire outstanding amount of this Debenture upon at least three (3) (and not more than ten (10)) Trading Days' prior written notice (such date hereinafter the "Redemption Date"), at a price equal to 120% of the principal balance and accrued interest thereon that are requested to be redeemed under the redemption notice on such redemption date. The Company shall make the redemption payment to the Holder within four (4) Trading Days of the Redemption Date (the "Redemption Payment Date"). If the Company shall fail to make payment in full to the Holder by the Redemption Payment Date for any reason, then the redemption notice shall be void, and if such failure to pay all or any portion of the redemption price shall continue unremedied for three (3) days thereafter, then the Company shall thereafter have forfeited in full its redemption rights under this Section 4. The Holder shall have the right to convert any portion or the entire amount outstanding under this Debenture at any time prior to the Redemption Payment Date.

     (5) Sufficient Shares Reserved. The Company shall at all times prior to the conversion in full or payment in full of this Debenture reserve a sufficient number of shares of Common Stock to permit the Holder to convert the entire principal amount of this Debenture at the Conversion Price. The Company shall initially reserve at least 120% of the number of shares of Common Stock issuable to Holder as of the Closing Date. The Company shall take all actions necessary to give effect to the preceding sentence, including, without limitation, amending its Certificate of Incorporation to authorize additional shares of Common Stock, if necessary.

     (6) MFN Provisions.

          (a) Subject to the exclusions contained in Section 6(e) below, if at any time prior to the date the Debenture has been paid or converted in full (the "MFN Period"), the Company issues or sells any:

               i. Common Stock for a Per Share Selling Price less than the applicable Conversion Price (as adjusted for any stock splits, combinations, reorganizations or similar events); or

               ii. Stock Purchase Rights where the Per Share Selling Price for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the applicable Conversion Price (as adjusted for any stock splits, combinations, reorganizations or similar events); or

               iii. Convertible Securities where the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the applicable Conversion Price (as adjusted for any stock splits, combinations, reorganizations or similar events), then forthwith upon such issue or sale (such issuance shall be referred to hereinafter as a "Dilutive Issuance"), the Conversion Price applicable to any subsequent conversions of this Debenture shall be adjusted downward to equal such lower Per Share Selling Price. The Company shall give to the Investor written notice of any such sale within three (3) days of the closing of any such sale.

          (b) Definitions. For purposes of this Section 6, the following definitions and provisions will be applicable:

               i. "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock.

               ii. "Stock Purchase Rights" shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

               iii. Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.

               iv. The term "Per Share Selling Price" shall include the amount actually paid by third parties for each share of Common Stock. In the event the Company in connection with such transaction pays a fee in excess of 6%, any such excess amount shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale in a capital raising transaction of shares of Common Stock shall include the sale or issuance of rights, options, warrants or convertible securities under which the Company is or may become obligated to issue shares of Common Stock, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise or conversion price thereof (in addition to the consideration received by the Company upon such sale or issuance less the excess fee amount, if any, as provided above). In case of any such security issued within the MFN Period in a "Variable Rate Transaction" or "MFN Transaction" (each as defined below), the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or might have been converted or exercised in the case of a Variable Rate Transaction, or the lowest adjustment price in the case of an MFN Transaction, each over the life of such securities.

               v. "Variable Rate Transaction" means a transaction in which the Company issues or sells (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, or (b) any securities of the Company issued or issuable pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale pursuant to the Securities Act.

               vi. "MFN Transaction" means a transaction in which the Company issues or sells any equity securities in a capital raising transaction or series of related transactions (the "New Offering") which grants to an investor (the "New Investor") the right to receive additional shares based upon future equity raising transactions of the Company on terms more favorable than those granted to the New Investor in the New Offering.

               vii. Determination of Consideration. The consideration received by the Company for the issuance, sale, grant or assumption of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

                    A. Cash Payment. In the case of cash, the net amount received by the Company after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Company in connection with such issue or sale;

                    B. Noncash Payment. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair market value of such consideration as determined in good faith by the Company's Board of Directors; and

                    C. Stock Purchase Rights and Convertible Securities. The total consideration, if any, received by the Company as consideration for the issuance of the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends.

          (c) If an adjustment of the Conversion Price is required pursuant to
Section 6(a), the Company shall deliver to the Holder within five (5) business days of the closing of the transaction giving rise to the adjustment (the "Delivery Date") written confirmation reflecting the adjusted Conversion Price.

          (d) In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company, the provisions of Section 6 shall be applied in a fair, equitable and reasonable manner so as to give effect to the purposes hereof.

This Section 6 shall not apply to (i) sales of shares of Common Stock by the Company upon conversion or exercise of any convertible securities, options or warrants outstanding prior to the date hereof pursuant to the terms of such securities, options or warrants on the date hereof; or (ii) sales or grants of shares of Common Stock by the Company to employees, directors and consultants pursuant to the provisions of any option plan in existence on the date hereof or a subsequently adopted employee option or similar plan provided that any stock sales or grants to consultants shall only be for bona fide services negotiated at arms' length; (iii) the issuance of shares of Common Stock by the Company pursuant to the Warrant or this Debenture; or (iv) shares of Common Stock issued in connection with any merger or acquisition by the Company so long as the primary purpose thereof is not the raising of capital.


     (7) Conversion Procedures.

          (a) Conversion shall be effectuated by surrendering this Debenture to the Company (if such Conversion will convert all outstanding principal) together with the form of conversion notice attached hereto as Exhibit A (the "Notice of Conversion"), executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Interest accrued or accruing from the date of issuance to the date of conversion shall be paid in cash or shares of Common Stock as set forth above. No fraction of a share or scrip representing a fraction of a share will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share. The date on which Notice of Conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder faxes the Notice of Conversion duly executed to the Company. Facsimile delivery of the Notice of Conversion shall be accepted by the Company at facsimile number (609) 567-7895, Attn.: Peter Amico, President. Certificates representing Common Stock upon conversion will be delivered to the Holder within five (5) Trading Days from the date the Notice of Conversion is delivered to the Company. Delivery of shares upon conversion shall be made to the address specified by the Holder in the Notice of Conversion.

          (b) The Company understands that a delay in the issuance of shares of Common Stock upon a conversion beyond the five (5) Trading Day period described in Section 7(a) could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay liquidated damages to the Holder for late issuance of shares of Common Stock upon conversion of $1,500 for each occurrence of a failure to deliver the shares within the five (5) Trading Day Period described in Section 7(a) and for each subsequent 5-Trading Day Period that such failure to deliver continues. The Company shall pay any payments incurred under this Section 7(b) in immediately available funds within five (5) business days upon demand. Nothing herein shall limit Holder's right to pursue injunctive relief and/or actual damages for the Company's failure to issue and deliver Common Stock to the holder, including, without limitation, the Holder's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days from the date the Notice of Conversion is delivered to the Company, the Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion, and in such event no late payments shall be due in connection with such withdrawn conversion.

     (8) Debenture is an Unconditional Obligation. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency or shares of Common Stock, herein prescribed. This Debenture is a direct obligation of the Company.

     (9) Debenture Unsecured. This Debenture is unsecured, but it shall be senior in right of payment at any time to any and all unsecured indebtedness of the Company owed to any officer, director or other insider.

     (10) Merger; Consolidation; Sale of Assets. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable.

     In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a "Sale"), the Holder hereof shall have the right to convert any or all of the Debenture by delivering a Notice of Conversion to the Company within ten (10) days of receipt of notice of such Sale from the Company, which notice the Company shall be required to give.

     (11) Governing Law; Jurisdiction. This Debenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of New York or the state courts of the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

     (12) Default. Any one of the following shall constitute an "Event of Default":

          (a) The Company shall default in the payment of principal or interest on this Debenture and same shall continue for a period of five (5) business days; or

          (b) Any of the representations or warranties made by the Company herein, in the Purchase Agreement, the Registration Rights Agreement, or in any agreement, certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Debenture or the Purchase Agreement shall be false or misleading at the time made and which deficiency has had or could reasonably be expected to have a material adverse effect on the Holder or its investment in the Company ; or

          (c) The Company fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture, the Purchase Agreement or the Registration Rights Agreement and such legend removal is otherwise lawful, and any such failure shall continue uncured for three (3) days; or

          (d) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under the Purchase Agreement, the Registration Rights Agreement or this Debenture and such failure shall continue uncured for a period of ten
(10) business days after written notice of such failure (it being understood that if the Company cannot achieve or maintain the effectiveness of the Registration Statement but continues to use its best efforts to achieve such effectiveness and otherwise complies with the terms of the Registration Rights Agreement, its failure to achieve or maintain effectiveness of the Registration Statement shall not be deemed a breach for purposes of this subsection (d), so long as the Company makes timely payment of the liquidated damages provided for in the Registration Rights Agreement); or

          (e) The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

          (f) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

          (g) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

          (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

          (i) The Company shall have its Common Stock suspended or delisted from trading on the Principal Market for in excess of five (5) Trading Days.

Upon the occurrence of an Event of Default, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law; provided, that any payment of this Debenture in connection with an Event of Default shall, at the option of the Holder, be made at the closing sale price of the Common Stock on the date the Debenture becomes due and payable pursuant to this provision multiplied by the number shares of Common Stock which would be issued at the Conversion Price on the date the Debenture becomes due and payable pursuant to this provision. Such payment shall be made within five (5) Trading Days of such demand, and if not paid within such period, the Company shall pay the Holder liquidated damages of 2% per month of such amount until paid, pro-rated for any partial months.

     (13) No Rights as Stockholder. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a stockholder in respect of any meeting of stockholders or any rights whatsoever as a stockholder of the Company, unless and to the extent converted in accordance with the terms hereof.

     (14) Additional Conversion Restrictions. In no event shall any holder be entitled to convert this Debenture for shares of Common Stock in excess of that number of shares of Common Stock that, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its "affiliates" (as defined in Rule 405 under the Securities
Act) to exceed 9.99% of the outstanding shares of the Common Stock of the Company following such conversion. For purposes of this Section 14, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Debenture with respect to which the determination is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (i) conversion of any remaining, unconverted portion of this Debenture and (ii) exercise or conversion of the unexercised or unconverted portion of any other Securities (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 14, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 14, in determining the number of outstanding shares of Common Stock a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder, the Company shall immediately confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of portions of the Debenture by such Holder since the date as of which such number of outstanding shares of Common Stock was reported. To the extent that the limitation contained in this Section 14 applies, the determination of whether the Debenture is convertible (in relation to other securities owned by a Holder) and of which portion of this Debenture is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder's determination that the Debenture is convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation or right to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a holder to convert the Debenture at such time as such conversion will not violate the provisions of this Section 14. The Holder may waive the provisions of this Section 14 as to itself (and solely as to itself) upon not less than 61 days' prior notice to the Company, and the provisions of this Section 14 shall continue to apply until such 61st day (or such later date as may be specified in such notice of waiver). No conversion in violation of this Section 14, but otherwise in accordance with this Debenture, shall affect the status of the Common Stock issued upon such conversion as validly issued, fully paid and nonassessable.

                     [The next page is the signature page.]



     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its officer thereunto duly authorized.


Dated:   May 31, 2005

                                                     AIRTRAX, INC.



                                                     By:/s/ Peter Amico
                                                     ------------------
                                                     Name: Peter Amico
                                                     Title: President

                                    EXHIBIT A

                              NOTICE OF CONVERSION

   (To be Executed by the Registered Holder in order to Convert the Debenture)

     The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Debenture No. ___ into Shares of Common Stock of Airtrax, Inc. (the "Company") according to the conditions hereof, as of the date written below.


Date of Conversion _____________________________________________________________


Applicable Conversion Price_____________________________________________________


Accrued Interest________________________________________________________________


Number of Shares to be Issued  _________________________________________________


Name of Holder _________________________________________________________________


Signature of Holder ____________________________________________________________

Address for Delivery of Shares or DTC
Account Number for Electronic Delivery of Shares: ______________________________

________________________________________________________________________________

________________________________________________________________________________